EXHIBIT 5.1

OPINION OF DECHERT LLP

December 9, 2004

Genaera Corporation

5110 Campus Drive

Plymouth Meeting, Pennsylvania 19462

Re:	4,500,000 Shares of Common Stock, Par Value $.002, of Genaera Corporation

Gentlemen and Ladies:

We have acted as counsel to Genaera Corporation, a Delaware corporation (the “Company”), in connection with the registration by the Company of 4,500,000 shares (the “Shares”) of the Company’s Common Stock, par value $.002 per share (“Common Stock”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) filed today with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Genaera Corporation 2004 Stock-Based Incentive Compensation Plan (the “2004 Plan”).

We have participated in the preparation of the Registration Statement and examined such corporate records and documents and matters of law as we have considered appropriate to render this opinion.

Based upon the foregoing, it is our opinion that:

(1) the Shares have been duly and validly authorized by the Company;

(2) upon the exercise of stock options and issuance of the Shares underlying such stock options, in accordance with the terms of the 2004 Plan, and delivery of such Shares to the purchasers thereof against payment of the exercise price therefor, the Shares will be validly issued, fully paid and nonassessable; and

(3) upon the end of the deferral period, in the case of grants of deferred stock, and the end of the restriction period, in the case of grants of restricted stock, and the issuance of the Shares underlying such grants, in accordance with the terms of the 2004 Plan, and delivery of such Shares to the grantees thereof in satisfaction of the conditions to such delivery, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations promulgated by the Commission.

Very truly yours,

/s/ DECHERT LLP